                                                                   EXHIBIT 21(b)

                    SUBSIDIARIES OF CONSUMERS ENERGY COMPANY
                             As of December 31, 1999

[Numbers on left are Dun & Bradstreet hierarchy (tier level) indicators.]


                Subsidiary Name                                                 Jurisdiction
                                                                                of Formation
01       CMS Engineering Co.                                                    Michigan
01       CMS Midland Holdings Company                                           Michigan
01       CMS Midland, Inc.                                                      Michigan
01       Consumers EnergyGuard Services, Inc.                                   Michigan
01       ES Services Company                                                    Michigan
01       Huron Hydrocarbons, Inc.                                               Michigan
01       MEC Development Corp.                                                  Michigan
01       Michigan Gas Storage Company                                           Michigan


Additional subsidiaries, unnamed above, when considered in the aggregate as a single subsidiary would not be considered a significant subsidiary.